EMPLOYMENT AGREEMENT




     THIS AGREEMENT is made between Farmland Industries, Inc. ("Farmland"), with its principal place of business at 3315 North Oak Trafficway, Kansas City, Missouri 64116, and William Fielding ("Fielding").

     WHEREAS, Fielding and Farmland desire and agree to enter into an employment relationship by means of this Employment Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

     1.   POSITION AND TERM.  Farmland hereby employs Fielding to serve as the managing executive of Farmland Foods, Inc. ("Foods") and to provide executive management to its Livestock Production business unit, catfish operations and Farmland National Beef L.P. ("FNB"). Farmland shall employ Fielding and Fielding agrees to remain employed under the terms of this Agreement for an initial period commencing on February 1, 2000 and ending on August 31, 2004. The parties may provide for one or more extensions of this Agreement through written amendments. The period of Fielding's employment, including any extensions, shall be referred to as the "Employment Period". Fielding will devote his best efforts to Farmland and shall perform the duties of the position outlined herein and such other duties as may be reasonably assigned by Farmland. While it is understood and agreed that Fielding's job capacities may change at Farmland's discretion, Fielding's level of responsibility shall not be substantially reduced at any time. Fielding shall not, without the prior written consent of Farmland, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise during the Employment Period.

     2.   EMPLOYMENT AT WILL.  The parties acknowledge this Employment Agreement does not create any obligation on Fielding's part to work for Farmland nor on Farmland's part to employ Fielding for any fixed period of time and that this Employment Agreement may be terminated at any time with or without cause.

     3.   EARLY TERMINATION.


     (a)DEATH.  Fielding's employment shall terminate upon his death.


     (b) TERMINATION BY THE COMPANY


          (i)WITHOUT CAUSE.  Farmland may terminate Fielding's employment, at any time and for any reason whatsoever, without cause, effective upon delivery of written notice of termination to Fielding.

          (ii) FOR CAUSE.  Farmland may terminate Fielding's employment at any time for Cause, effective upon delivery of written notice of termination to Fielding. If such termination by Farmland is asserted to be for Cause, such termination notice shall state the grounds constituting Cause. As used herein, "Cause" shall mean:
            (a) willful misconduct by Fielding which is damaging or detrimental to the business and affairs of Farmland, monetarily or otherwise, as determined by the Chief Executive Officer in the exercise of good faith business judgment; (b) a material breach of this Employment Agreement by Fielding which is not "cured" by Fielding following at least thirty (30) days' written notice of such breach;
            (c)gross negligence in the execution of his material assigned duties; (d) the commission by Fielding of any act involving fraud, dishonesty or moral turpitude; (e) the indictment for, being bound over for trial following preliminary hearing, or the conviction of Fielding of any felony in either a state or federal court proceeding; or (f) failure to reasonably perform his duties and obligations or to implement policies and directions promulgated by Farmland following at least thirty (30) days' written notice of such failure.

          (iii) DISABILITY.  Farmland may terminate Fielding's employment if

            Fielding sustains a disability which is serious enough that Fielding is not able to perform the essential functions of his position, with or without reasonable accommodations, as defined and if required by applicable state and federal disability laws. Fielding shall be presumed to have such a disability if he qualifies to begin receiving disability income insurance payments under any applicable Long Term Disability Income plan. Further, Fielding shall be presumed to have such a disability if he is substantially incapable of performing his duties for a period of more than twelve (12) weeks.
     (c) TERMINATION BY FIELDING


          (i)VOLUNTARY RESIGNATION.  Fielding may terminate his employment at any time and for any reason whatsoever, effective upon delivery of written notice of termination to Farmland.

          (ii) "GOOD REASON" RESIGNATION.  Fielding may terminate this contract and his employment for "Good Reason" following at least thirty (30) days' written notice of the asserted "Good Reason" to Farmland, if such "Good Reason" is not then "cured" by Farmland. If such termination by Fielding is asserted to be for "Good Reason", such termination shall state the grounds that Fielding claims constitutes Good Reason. As used herein, "Good Reason" shall mean a material breach of this Employment Agreement by Farmland, or a demotion such that Fielding does not serve in substantially the capacity described herein, or Farmland's forcing of a change in the basic strategic direction previously discussed.

     4.   COMPENSATION.


          (a)BASE SALARY.  During his employment, Farmland shall pay Fielding an initial "Base Salary" at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year, commencing on the effective date of this Employment Agreement, payable in accordance with Farmland's regular payroll practices and policies. Farmland shall annually review the amount of Base Salary. Any upward adjustment shall not require a written amendment to this Employment Agreement, which shall remain in effect unless changed by a written amendment.

          (b) LUMP SUM PAYMENT.  As an inducement to join Farmland and in lieu of moving allowances and expense reimbursements, Farmland shall make a one-time lump sum payment of Three Hundred Seventy-Five Thousand Dollars ($375,000) to Fielding on or before February 1, 2000. If Fielding's employment is terminated under Paragraph 3(b)(ii) or 3(c)(i) on or before February 1, 2001, Fielding shall be obligated to repay Farmland Two Hundred Seventy-Five Thousand Dollars ($275,000) of such sum within thirty (30) days of such termination. If Fielding's employment is terminated under Paragraph 3(b)(i) on or before February 1, 2001, Fielding shall be entitled to retain a pro-rated portion of the Two Hundred Seventy-Five Thousand Dollars ($275,000) based on the percentage of one year during which Fielding was employed by Farmland and he shall be obligated to repay Farmland the remainder of said amount.

          (c) ANNUAL VARIABLE COMPENSATION.  Fielding shall be eligible for annual variable compensation for each full fiscal year during which he is employed. Such annual variable compensation shall be based on the pre-tax earnings of Foods to the extent such earnings exceed an applicable "base level" of earnings. Such "base level" shall be as set forth below, but in each year shall be subject to adjustment based on: (a) annual Capital Expenditures above or below the level of annual depreciation of Foods' assets (the adjustment shall provide Farmland a rate of return on such invested capital based on its assumed cost of capital - 14%); (b) significant events outside the contemplation of the Business Plan such as material acquisitions and other extraordinary events or circumstances; and
            (c) any other equitable factors as agreed to by the parties.

            The base level for FY 2001 (the "FY 2001 Base Level"), before adjustments, shall be the average annual pre-tax earnings of Farmland Foods for FY 1998, FY 1999 and FY 2000. The base level for FY 2002 (the "FY 2002 Base Level"), before adjustments, shall be the FY 2001 Base Level, as adjusted, plus $15 million. The base level for FY 2003 (the "FY 2003 Base Level"), before adjustments, shall be the FY 2002 Base Level, as adjusted, plus $15 million.
            The base level for FY 2004 (the "FY 2004 Base Level"), before adjustments, shall be the FY 2003 Base Level, as adjusted, plus $10 million.

            For each fiscal year, Fielding shall be eligible for an annual variable compensation payment equal to 10% of Foods' pre-tax earnings to the extent such earnings exceed the applicable Base Level, but subject to a cap (the "Earnings Cap") on the amount of such excess pre-tax earnings which shall be considered. (The applicable Earnings Cap on Foods' excess pre-tax earnings shall be as follows:

                    FY 2001 - $15 million
                    FY 2002 - $15 million
                    FY 2003 - $10 million
                    FY 2004 - $10 million

            Thus, in FY 2001, Fielding could earn up to $1.5 million in annual variable compensation ($15 million x 10%).(For example, if Foods pre-tax earnings in FY 2001 exceed the Base Level by $5.0 million, Fielding would be entitled to a variable compensation payment of $500,000.)

            To the extent that Foods' pre-tax earnings in any given year either exceeds the sum of the applicable Base Level plus the applicable Earnings Cap or falls below the applicable Base Level, a debit or credit balance will be recognized. In determining the following year's Annual Variable Compensation, said balance will be added to, or subtracted from, Foods' pre-tax earnings as the case may be. Said balance shall be adjusted and carried forward and utilized from year to year until it is fully utilized, except that any remaining balance at the end of FY 2004 will be brought to zero.

            For example, if Foods' pre-tax earnings in FY 2001 exceed the Base Level by $25 million, Fielding would receive Annual Variable Compensation of $1.5 million ($15 million x 10%) and would have a credit balance of $10 million. The credit balance would be added to Foods' pre-tax earnings in FY 2002 for purposes of determining his Annual Variable Compensation. Similarly, any debit balance would be subtracted from the following year's earnings for purposes of determining his Annual Variable Compensation.

          (d) LONG-TERM INCENTIVE COMPENSATION.  Fielding shall be eligible for a Long-Term Incentive payment ("LTI") based on total pre-tax earnings of Foods over the four-year period beginning September 1, 2000 and ending August 31, 2004. The LTI shall be based on total pre-tax earnings over the four-year period to the extent such earnings exceed an applicable "base level" (the "LTI Base Level"). The LTI Base Level shall be the sum of the individual FY 2001-04 Base Levels (as defined above), as adjusted, plus $50 million. To be eligible, Fielding must be employed through the end of the four-year period. The amount of the LTI shall be equal to ten percent (10%) of the first $50 million of such excess pre-tax earnings and five percent (5%) of any additional excess pre-tax earnings.

            If progress is made toward exceeding the LTI Base Level, Farmland may, at its sole discretion, provide one or more partial advances on any projected Long-Term Incentive Compensation payments, such advances to be in the form of loans and subject to appropriate interest charges.

          (e) BEEF/PORK MARKETING INCENTIVE.  At Farmland's sole discretion, an incentive may be established and paid based on a beef/pork joint marketing "P&L" which the parties anticipate establishing.

          (f) BENEFIT PLANS.  During the Employment Period, Fielding shall be eligible to participate in all employee benefit plans or programs generally applicable to senior management employees of Farmland pursuant to the terms and conditions of such plans and programs. Nothing contained in this Agreement shall preclude Farmland from terminating or amending any such plan or program.

     5.   POST-TERMINATION PAYMENTS BY THE COMPANY.


          (a)TERMINATIONS WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON.  In the

            event that Fielding's employment is terminated prior to August 31, 2004 by Farmland without Cause or by Fielding for Good Reason, and Fielding signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to Farmland which assures, among other things, that Fielding will not commence any litigation or other claims as a result of his employment or termination, and honors all of Fielding's other obligations as required by this Agreement, Farmland will provide Fielding a severance payment equal to two years Base Salary and Fielding will be entitled to a pro-rata payment under his then existing annual Variable Compensation Plan and Long-Term Incentive Plan, if applicable objectives are achieved.

          (b) TERMINATION FOR CAUSE, OR VOLUNTARY RESIGNATION.  If Fielding's

            employment is terminated prior to August 31, 2004 by Farmland for Cause or by Fielding as a Voluntary Resignation, Fielding shall be entitled only to his rights (a) to receive the unpaid portion of his Base Salary, prorated to the date of termination, (b) to receive reimbursement for any ordinary and reasonable business expenses for which he had not yet been reimbursed, (c) to receive payment for accrued and unused vacation days, (d) to receive payments under Farmland's pension, deferred compensation or other benefit plans in accordance with the terms of such plans, and (e) to continue certain health insurance at his expense pursuant to COBRA.

     6. PENSION BENEFIT. If Fielding is not fully vested under applicable pension plans at the time of his termination, Farmland shall provide Fielding a supplemental benefit equal in value to the amount of the unvested benefit.

     7. OTHER EMPLOYEE OBLIGATIONS. Fielding agrees that the following provisions will apply throughout Fielding's period of active or inactive employment, and will continue to apply even if Fielding's employment and the Employment Period are terminated under Paragraph 3 regardless of the reason for termination:
          (a) NON-COMPETITION.  Fielding agrees that during the Employment

            Period and thereafter for a period of two (2) years, Fielding will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of Farmland. Further, Fielding agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of Farmland. Fielding agrees that the restrictions and remedies set forth herein are reasonable. Notwithstanding the foregoing, if any of the covenants set forth herein shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable. In the event the provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become, and shall thereafter be, the maximum periods and/or areas of restriction which said court deems reasonable and enforceable.

          (b) NOTICES.  Notices hereunder shall be in writing and shall be provided as follows:

               If to Fielding:

               Mr. William Fielding
               c/o Farmland Foods, Inc.
               10150 North Executive Hills Boulevard
               Kansas City, MO  64153

               If to Farmland:

               Mr. Robert Honse
               Farmland Industries, Inc.
               3315 North Oak Trafficway
               Kansas City, MO  64116
                              and to
               Vice President & General Counsel
               Farmland Industries, Inc.
               3315 North Oak Trafficway, Dept. 62
               Kansas City, MO  64116

          (c) MISSOURI LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, unless otherwise pre-empted by federal law.

Dated this 31st day of January, 2000.
FARMLAND INDUSTRIES, INC.


                                        WILLIAM FIELDING
By:  /s/  ROBERT HONSE                  /s/  WILLIAM FIELDING
     Robert Honse
     Senior Vice President and
     Chief Operating Officer